Exhibit 99.1

Office Properties Income Trust
Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements

On March 21, 2024, Office Properties Income Trust and its consolidated subsidiaries, or OPI, completed the sale of an office property with approximately 247,716 rentable square feet located at 400 South Jefferson Street, Chicago, Illinois, or 400 South Jefferson, to The Chicago School of Professional Psychology for $38.5 million, excluding closing costs.

The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2023 reflects OPI's financial position as if the sale of 400 South Jefferson was completed as of December 31, 2023. The following unaudited pro forma condensed consolidated statement of income (loss) for the year ended December 31, 2023 reflects OPI's results of operations as if the sale of 400 South Jefferson was completed on January 1, 2023. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with OPI's consolidated financial statements for the year ended December 31, 2023, and the notes thereto, included in OPI's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2024.

These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and are not necessarily indicative of OPI's expected financial position or results of operations for any future period. Differences could result from numerous factors, including future changes in OPI's portfolio of investments, changes in interest rates, changes in OPI's capital structure, changes in property level operating expenses, changes in property level revenues, including rents expected to be received pursuant to OPI's existing leases or leases OPI has entered into or may enter into after December 31, 2023, and other reasons. Actual future results are likely to be different from amounts presented in these unaudited pro forma condensed consolidated financial statements and such differences may be significant. In the opinion of management, all adjustments necessary to reflect, in all material respects, the effects of the sale of 400 South Jefferson have been included.

Office Properties Income Trust
Unaudited Pro Forma Condensed Consolidated Balance Sheet
Year Ended December 31, 2023
(amounts in thousands, except per share data)

	Historical	Transaction Accounting Adjustments		Pro Forma
		(1)
ASSETS
Real estate properties:
Land	$786,310	$—		$786,310
Buildings and improvements	3,279,369	—		3,279,369
Total real estate properties, gross	4,065,679	—		4,065,679
Accumulated depreciation	(650,179)	—		(650,179)
Total real estate properties, net	3,415,500	—		3,415,500
Assets of properties held for sale	37,310	(37,258)	(A)	52
Investments in unconsolidated joint ventures	18,128	—		18,128
Acquired real estate leases, net	263,498	—		263,498
Cash and cash equivalents	12,315	47,292	(B)	59,607
Restricted cash	14,399	—		14,399
Rents receivable	133,264	—		133,264
Deferred leasing costs, net	86,971	—		86,971
Other assets, net	8,284	—		8,284
Total assets	$3,989,669	$10,034		$3,999,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$205,000	$—		$205,000
Senior unsecured notes, net	2,195,478	—		2,195,478
Mortgage notes payable, net	172,131	—		172,131
Liabilities of properties held for sale	2,525	(1,722)	(C)	803
Accounts payable and other liabilities	140,166	—		140,166
Due to related persons	7,025	—		7,025
Assumed real estate lease obligations, net	11,665	—		11,665
Total liabilities	2,733,990	(1,722)		2,732,268

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 200,000,000 shares authorized, 48,755,415 shares issued and outstanding	488	—		488
Additional paid in capital	2,621,493	—		2,621,493
Cumulative net income	100,174	11,756	(D)	111,930
Cumulative common distributions	(1,466,476)	—		(1,466,476)
Total shareholders’ equity	1,255,679	11,756		1,267,435
Total liabilities and shareholders’ equity	$3,989,669	$10,034		$3,999,703

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Office Properties Income Trust
Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
Year Ended December 31, 2023
(amounts in thousands, except per share data)

	Historical	Transaction Accounting Adjustments		Pro Forma
		(2)
Rental income	$533,553	$(1,929)	(E)	$531,624

Expenses:
Real estate taxes	62,831	(3,111)	(E)	59,720
Utility expenses	26,778	(196)	(E)	26,582
Other operating expenses	109,883	(1,922)	(E)	107,961
Depreciation and amortization	209,254	(6,576)	(E)	202,678
Loss on impairment of real estate	11,299	(11,299)	(E)	—
Acquisition and transaction related costs	31,816	—		31,816
General and administrative	22,731	(1)	(E)	22,730
Total expenses	474,592	(23,105)		451,487

Gain on sale of real estate	3,780	(490)	(F)	3,290
Interest and other income	1,039	—		1,039
Interest expense	(110,647)	854	(G)	(109,793)
Loss before income tax expense and equity in net losses of investees	(46,867)	21,540		(25,327)
Income tax expense	(351)	—		(351)
Equity in net losses of investees	(3,031)	—		(3,031)
Loss on impairment of equity method investment	(19,183)	—		(19,183)
Net loss	$(69,432)	$21,540		$(47,892)

Weighted average common shares outstanding (basic and diluted)	48,389			48,389

Per common share amounts (basic and diluted):
Net loss	$(1.44)			$(1.00)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Office Properties Income Trust
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(dollars in thousands)

(1) Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

(A)The adjustments represent the effect of the sale of 400 South Jefferson, which was classified as held for sale in OPI's consolidated balance sheet as of December 31, 2023.
(B)The adjustment represents: (i) $36,768 of net proceeds from the sale of 400 South Jefferson and (ii) $10,524 of proceeds related to the Second Termination Fee (as defined below).
In July 2023, Tyson Foods Inc., or Tyson Foods, exercised its option to terminate its lease with OPI at 400 South Jefferson effective January 2025, prior to the stated lease expiration date of January 31, 2028. In accordance with the terms of the lease, Tyson Foods paid OPI approximately $4,300, or the First Termination Fee, of an initial early termination fee owed to OPI of approximately $8,600, which OPI has been amortizing at a rate of $1,400 per quarter through January 2025. In connection with the sale of 400 South Jefferson, OPI entered into a lease termination agreement with Tyson Foods, pursuant to which OPI's lease with Tyson Foods terminated simultaneously with the closing of the sale and Tyson Foods paid OPI an additional termination fee of $10,524, or the Second Termination Fee. The First Termination Fee and the Second Termination Fee are collectively referred to herein as the Tyson Foods Termination Fees.
(C)The adjustment represents deferred termination fee revenue related to the First Termination Fee.
(D)The adjustment represents: (i) an increase of $12,246 for the unamortized portion of the Tyson Foods Termination Fees and (ii) a decrease of $490 for the loss on sale of real estate related to the sale of 400 South Jefferson.
(2) Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) Adjustments
(E)The adjustments represent the historical revenues and expenses of 400 South Jefferson for the year ended December 31, 2023 as if this transaction had occurred on January 1, 2023. The adjustment to rental income includes $12,246 for the unamortized portion of the Tyson Foods Termination Fees.
(F)The adjustment reflects a $490 loss on sale of real estate related to the sale of 400 South Jefferson.
(G)The adjustment to interest expense represents the elimination of $854 of historical interest expense related to a previous mortgage encumbering 400 South Jefferson.

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